                                                                       EXHIBIT 8


                         [LATHAM & WATKINS LETTERHEAD]



                                  March 9, 2000



Greenwood Trust Company
12 Read's Way
New Castle, Delaware 19720

                  Re: Discover Card Master Trust I, Series 2000-2 Registration Statement on Form S-3

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-3 (Registration No. 333-62263), registering credit card pass-through certificates representing undivided interests in the Discover Card Master Trust I (the "Trust") and the related Prospectus and Prospectus Supplement, each dated March 6, 2000 (together, the "Prospectus"), to be filed by you with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the issuance pursuant to the Registration Statement of Series 2000-2 Floating Rate Class A Credit Card Pass-Through Certificates and Series 2000-2 Floating Rate Class B Credit Card Pass-Through Certificates (together, the "Series 2000-2 Certificates"), you have requested our opinion regarding the description of material tax consequences related to the issuance of the Series 2000-2 Certificates (the "Offering") as described in the Prospectus. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

                  Our opinion is based on our examination of the Prospectus, the Pooling and Servicing Agreement dated as of October 1, 1993, as amended (the "Pooling Agreement") between Greenwood as Master Servicer, Servicer and Seller and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee, and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that

LATHAM & WATKINS

Greenwood Trust Company
March 9, 2000
Page 2


neither the Trustee nor any affiliate thereof will become either the Servicer or the delegee of the Servicer; (ii) the assumption that all agreements relating to the creation of the Trust will remain in full force and effect; (iii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Series 2000-2 Certificates will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus and such agreements will remain in full force and effect; (iv) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice; and (v) a legal opinion rendered by local tax counsel retained by Greenwood relative to the income tax laws of Delaware (upon which we have relied for purposes of rendering our opinion with respect to the laws of Delaware).

                  Based on the foregoing, as of the date hereof, we adopt and confirm the statements under the captions "Federal Income Tax Consequences" and "State Tax Consequences" as our opinion of the material tax consequences of the Offering, to the extent such statements constitute legal conclusions.


                                             Very truly yours,

                                             /s/ Latham & Watkins